UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015

VRINGO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 12th Floor, New York, NY 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 309-7549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 7, 2015, Vringo, Inc. and its affiliates (the “Company”) entered into a Confidential Settlement and License Agreement (the “Settlement Agreement”) with ZTE Corporation and its affiliates (“ZTE”), pursuant to which the parties agreed to settle all and any pending litigations and proceedings between the parties relating, among others, to patent infringements and patent invalidity claims. In addition, under the Settlement Agreement, the Company granted ZTE a non-exclusive, non-transferable, worldwide perpetual license of certain patents and patent applications owned by the Company.

ZTE will pay the Company a lump sum of $21.5 million in cash within 15 days following the execution of the Settlement Agreement. ZTE will also responsible for the payment of any withholding, value added or other taxes. Within ten days following receipt of the payment by the Company, the parties will withdraw all the pending litigations and proceedings.

The foregoing description of the Settlement Agreement is only a summary and is qualified in its entirety by reference to the Settlement Agreement. The Company intends to file a copy of the Settlement Agreement as exhibit to its Annual Report on Form 10-K for its fiscal year ending December 31, 2015, portions of which will be subject to a FOIA Confidential Treatment Request which will be submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted material will be included in the request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VRINGO, INC.

Date: December 7, 2015	By: /s/ Andrew D. Perlman
	Name:	Andrew D. Perlman
	Title:	Chief Executive Officer